EXHIBIT 99.1

TWIN VEE POWERCATS CO. REPORTS A 103% INCREASE IN REVENUE FOR THE YEAR ENDED DECEMBER 31, 2022

FORT PIERCE, FLORIDA, March 29, 2023 – Twin Vee PowerCats Co. (Nasdaq: VEEE) (“Twin Vee” or the “Company”), a designer, manufacturer and distributor of recreational and commercial, off-shore power catamaran boats, today reported operational highlights and financial results for the year ended December 31, 2022.

“We are pleased to report a 103% increase in net revenue for the year ended December 31, 2022, compared to 2021, while also adding additional models to our lineup and expanding our dealer network.

Highlights for 2022

●	Launched new models including the 260 GFX and our largest catamaran to date the 400 GFX.

●	Opened 19 new dealer locations across the county.

●	Signed agreement with One Water, one of the largest retail distributors of recreational boats in the USA.

●	Completed a secondary offering, raising $6.75 million to shore up balance sheet.

●	Cash and cash equivalents remain over $23.5 million with no long-term debt.

●	Hired Two LEAN managers and began the implementation of LEAN manufacturing, which is the process of reducing waste and increasing efficiencies.

●	Signed an agreement with Mercury Marine and have begun to hang Mercury motors on our Twin Vee Boats. Different motor companies have different and unique followings with consumers. The addition, of Mercury motors has enabled us to add dealers and develop new territories in the NE and other regions.

●	Transitioned our Lamination Department from open mold boat building to a highly technical and quality process named Infusion, or closed mold boat building. Instead of spraying the chop fiberglass into the open mold, dry fiberglass is hand laid into the mold, then a bag is wrapped around the boat mold with the resin being evenly displaced with a vacuum system. Infusion is high quality and considered the gold standard of boat building.

As we move forward into 2023

●	Launched a monohull brand named LFG Marine with a 22 Center Console and soon will have the 22 Dual Console in production, we will continue to expand this production offering as we move forward.

●	Based on the successful launch of our LFG monohull line, we are in the process of building one boat a day for our monohull brand. This LFG production line will be designed, implemented and managed with our LEAN department managers with the goal of reducing waste and increasing margins.

●	Finalized plans and are close to site plan approval for a 30,000 square foot addition to Fort Pierce factory. This addition would increase our current facility to over 100,000 square feet and help streamline efficiency.

●	Built out a marketing department that includes three full-time individuals with a focus on social media, media promotions, lead generation, building brand awareness and expanding distribution.

●	Installed lead generation software that will support our 26 dealers and track all leads as they are generated through multiple platforms.

●	In the process of installing a robust ERP system that will tie all inventory control, ordering, costing, and financials into each Twin Vee department with a focus on reducing workload and increasing efficiencies and profits.

We continue to watch market conditions, dealer inventory levels and economic indicators that might affect our business or the buying decisions of our customers.

Our goal is to maintain our current production momentum, maintain and streamline inventory levels and remain focused on hiring qualified production and administrative staff to further strengthen our productivity, drive efficiencies, and maintain a high level of quality.

We are supporting our growth with new boat models, increased production capabilities, strengthening our human capital and investing approximately $3.4 million in tooling, molds, equipment and facility upgrades and capital equipment in the past 12 months.”

Year End 2022 Financial Highlights:

●	Revenue for the year ended December 31, 2022 was approximately $31,988,000, representing a 103% increase compared to approximately $15,774,000 for the year ended December 31, 2021.

●	Gross profit for the year ended December 31, 2022 was approximately $10,657,000 compared to a gross profit of approximately $6,276,000 for the year ended December 31, 2021.

●	Net loss from operations of our core business, gas-powered boats, was approximately $2,144,000 for the year ended December 31,2022. Net loss from our electric boat segment was approximately $3,578,000 and the net loss from our franchise business was approximately $71,000, for the year ended December 31, 2022.

●	Adjusted Net loss for the fiscal year ended December 31, 2022, which excludes non-cash charges, was approximately $3,200,000. Further, the adjusted net loss for our core business, gas powered boats, was approximately $135,000. Adjusted net income are non-GAAP measures. See below for an explanation and reconciliation of these non-GAAP measures.

●	The Company has consolidated cash and marketable securities of approximately $26,429,000 as of December 31, 2022.

●	On December 31, 2022, the Company had total assets of approximately $38,445,000, compared to approximately $20,599,000 at December 31, 2021.

Conference Call

Joseph Visconti, CEO and Carrie Gunnerson, CFO will hold a conference call today, Wednesday, March 29, 2023, at 10:00 a.m. (Eastern). To listen to the conference call, interested parties should dial-in 1-877-407-3982 and use Conference ID 13737333. All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to be joined into the Twin Vee conference call.

The conference call will also be available through a live audio webcast that can be accessed at the LINK HERE.

The Company’s complete financial statements are being filed today with the Securities and Exchange Commission and can be accessed via https://ir.twinvee.com/sec-filings.

About Twin Vee PowerCats Co.

Twin Vee is a designer, manufacturer, distributor, and marketer of power sport catamaran boats. The Company is located in Fort Pierce, Florida and has been building and selling boats for nearly 30 years. Learn more at twinvee.com. Twin Vee is one of the most recognizable brand names in the catamaran sport boat category, and is known as the “Best Riding Boats on the Water.™”

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements and include statements regarding soon having the LFG Marine 22 Dual Console in production, continuing to expand this production offering as the Company moves forward, reducing waste and increasing margins on the LFG production line with LEAN department managers, being close to site plan approval for a 30,000 square foot addition to the Fort Pierce factory, growing the current facility to over 100,000 square feet and streamlining efficiency, installing a robust ERP system that will tie all inventory control, ordering, costing, and financials into each Twin Vee department with a focus on reducing workload and increasing efficiencies and profits, maintaining current production momentum, maintaining and streamlining inventory levels and hiring qualified production and administrative staff to further strengthen productivity, drive efficiencies, and maintain a high level of quality. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict, that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to put the LFG Marine 22 Dual Console into production, the Company’s ability to expand the LFG Marine line, the Company’s ability to continue to streamline its manufacturing process, the Company’s ability to secure approval for a 30,000 square foot addition to its Fort Pierce factory and grow the current facility to over 100,000 square feet, the Company’s ability to implement a robust ERP system, reduce workload and increase efficiencies and profits, the Company’s ability to maintain its current production momentum, maintain and streamline inventory levels and hire qualified production and administrative staff, the duration and scope of the COVID-19 outbreak worldwide, including the impact to supply chains and state and local economies, and the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and the Company’s subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events, except as required by law.

CONTACT:

Glenn Sonoda
investor@twinvee.com

SOURCE: Twin Vee PowerCats Co.

(Tables Follow)

	December 31,	December 31,
	2022	2021
Cash and cash equivalents	$23,501,007	$6,975,302
Marketable securities	2,927,518	6,064,097
Current assets	$29,887,529	$13,073,346
Current liabilities	$3,791,063	$2,155,420
Working capital	$26,096,466	$10,917,926

	Year Ended
	December 31,
	2022	2021
Net sales	$31,987,724	$15,774,170
Cost of products sold	$21,330,918	$9,498,384
Gross profit	$10,656,806	$6,275,786
Operating expenses	$16,678,513	$7,906,507
Loss from operations	$(6,021,707)	$(1,630,721)
Other expense	$(228,294)	$(619,712)
Net loss	$(5,793,413)	$(1,011,009)
Basic and dilutive income per share of common stock	$(0.76)	$(0.19)
Weighted average number of shares of common stock outstanding	7,624,938	5,331,400

The following table shows information by reportable segments for the years ended December 31, 2022 and 2021:

For the Year Ended December 31, 2022	Gas-Powered Boats	Franchise	Electric Boat and Development	Total
Net sales	$31,988,756	$(1,032)	$—	$31,987,724
Cost of products sold	21,097,148	1,027	232,743	21,330,918
Operating expense	13,274,951	35,399	3,368,163	16,678,513
Income (loss) from operations	(2,383,343)	(37,458)	(3,600,906)	(6,021,707)
Other income (expense)	239,177	(34,060)	23,177	228,294
Net loss	(2,144,166)	(71,518)	(3,577,729)	(5,793,413)
Adjusted net loss	$(134,698)	$(51,320)	$(3,013,680)	$(3,199,699)

For the Year Ended December 31, 2021	Gas-Powered Boats	Franchise	Electric Boat and Development	Total
Net sales	$15,757,435	$16,735	$—	$15,774,170
Cost of products sold	9,483,158	15,226	—	9,498,384
Operating expense	7,461,787	63,173	381,547	7,906,507
Income (loss) from operations	(1,187,510)	(61,664)	(381,547)	(1,630,721)
Other income (expense)	699,486	(3,769)	(76,005)	619,712
Net loss	(488,024)	(65,433)	(457,552)	(1,011,009)
Adjusted net loss	$(89,643)	$(65,433)	$(264,092)	$(419,168)

Non-GAAP Financial Measures

We have presented a supplemental non-GAAP financial measure in this earnings release. We believe that this supplemental information is useful to investors because it allows for an evaluation of the company with a focus on the performance of its core operations, including more meaningful comparisons of financial results to historical periods. Adjusted Net Loss is a non-GAAP financial measure which excludes certain non-cash expenses. Our executive management team uses these same non-GAAP measures internally to assess the ongoing performance of the company.

Below is a reconciliation of Adjusted Net income to GAAP net (loss) income for the year ended December 31, 2022 and 2021:

	Year Ended
	December 31,
	2022	2021
Net sales	$31,987,724	$15,774,170
Cost of products sold	$21,330,918	$9,498,384
Gross profit	$10,656,806	$6,275,786
Operating expenses	$16,678,513	$7,906,507
Loss from operations	$(6,021,707)	$(1,630,721)
Other expense	$(228,294)	$(619,712)
Net loss	$(5,793,413)	$(1,011,009)
Basic and dilutive income per share of common stock	$(0.76)	$(0.19)
Weighted average number of shares of common stock outstanding	7,624,938	5,331,400

	Adjusted Net Loss
	Year Ended
	December 31,
	2022	2021
Net loss	$(5,793,414)	$(1,011,009)
Stock based compensation	1,448,751	309,832
Impairment loss	—	50,417
Loss on disposal of assets	60,088	224,037
Depreciation and amortization	553,750	198,523
Gain from government grant	—	(608,224)
Change of right-of-use asset and lease liabilities	397,136	384,791
Net change in marketable securities	133,988	32,465
Adjusted net (loss) income	$(3,199,700)	$(419,168)